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                                                                  EXHIBIT 23(b)








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Texas Utilities Company on Form S-4 of our report dated March 12, 1997, on Texas Utilities Company and subsidiaries (presently known as Texas Energy Industries, Inc. ["the Company"]) which report includes an explanatory paragraph concerning the Company's change during 1995 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and to the reference to us under the heading "Experts; Legality of TU Common Stock" in the Proxy Statement/Prospectus which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Dallas, Texas
October 2, 1997